Exhibit 2.2

Form of Voting Agreement

August [●], 2019

Hasbro, Inc. and 11573390 Canada Inc.
1027 Newport Ave.
Pawtucket, Rhode Island 02861

Dear Sir/Madam:

Re:	Voting and Support Agreement

I, the individual whose name is set forth on the signature page attached to this letter agreement (this “Agreement”), understand that Hasbro, Inc. (the “Purchaser”), 11573390 Canada Inc. (“Acquireco” and, together with the Purchaser, “you”) and Entertainment One Ltd. (the “Company”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Company under Section 192 of the Canada Business Corporations Act pursuant to which, among other things, Acquireco will acquire all of the issued and outstanding common shares (the “Common Shares”) in the capital of the Company. I am, or one of my affiliates or associates is, the registered or beneficial owner of such number of Common Shares (the “Holder Shares”) and other securities convertible or exercisable for Common Shares (together with the Holder Shares, the “Holder Securities”) as set forth on the signature page attached to this Agreement. Capitalized terms used, but not defined, in this letter agreement have the meanings given to them in the Arrangement Agreement. The signatories to this Agreement are referred to collectively as the “Parties” in this Agreement.

I hereby agree, solely in my capacity as securityholder and not in my capacity as an officer or director of the Company:

(a)
to vote, or to cause to be voted, the Holder Securities, and any other Common Shares or other voting securities or instruments of the Company directly or indirectly acquired by or issued to, or that otherwise come to be held (beneficially or of record) by me after the date hereof and that are entitled to be voted in respect of the Arrangement Resolution (including without limitation any Common Shares issued upon exercise of options or other rights to purchase Common Shares, bonus issue, dividend, distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of the Company) (the “Acquired Securities”, and together with the Holder Securities, the “Covered Securities”), if any, (x) in favour of the Arrangement Resolution and any other matter necessary for the completion of the Arrangement at the meeting of shareholders of the Company held to consider it or any postponement or adjournment thereof; and (y) against approval of any action or proposal which could impede, interfere with, delay or otherwise adversely affect the completion of the Arrangement;

(b)
if requested by you, acting reasonably, to deliver or to cause to be delivered to the Company duly executed proxies or voting instruction forms voting in favour of the Arrangement (with copies to you); and

(c)	not to exercise any Dissent Rights in connection with the Arrangement that I may have with respect to the Covered Securities;

Notwithstanding any provision of this Agreement to the contrary, the Purchaser hereby agrees and acknowledges that I am executing this Agreement and am bound hereunder solely in my capacity as a securityholder of the Company. Nothing contained in this Agreement shall limit or affect any actions I may take in my capacity as a director or officer of the Company or limit or restrict in any way the exercise of my fiduciary duties as director or officer of the Company including, without limitation, responding in my capacity as a director or officer of the Company to an Acquisition Proposal and making any determinations in that regard in the exercise of my fiduciary duties.

I hereby represent and warrant that: (a) I am, or one of my affiliates or associates is, the sole registered and/or beneficial owner of the Holder Securities, with good and marketable title thereto free of any and all encumbrances, liens, adverse claims, charges, security interests, pledges, options, proxies, or voting trusts of any nature or kind whatsoever, and I have the sole right to vote (in the case of Holder Shares) and dispose (in the case of transferable Holder Securities) or Transfer the Holder Securities, without limitation, qualification or restriction on such rights, subject to applicable securities laws and this Agreement; (b) except for the Arrangement Agreement and this Agreement, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from me or the applicable holder of any of the Holder Securities or any interest therein or right thereto; and (c) the only securities of the Company beneficially owned or controlled, directly or indirectly, by me on the date hereof are the Holder Securities (other than securities that are not entitled to acquire Common Shares).

This Agreement shall terminate and be of no further force and effect upon the earlier of: (a) the Effective Time, (b) the termination of the Arrangement Agreement in accordance with its terms; (c) the amendment of the Arrangement Agreement in any manner adverse to me; or (d) the date on which a Change in Recommendation occurs in accordance with Section 7.1(e) of the Arrangement Agreement. In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of me.

For greater certainty, nothing in this Agreement will prohibit me from, directly or indirectly, selling, transferring, pledging or assigning or agreeing to sell, transfer, pledge or assign any of the Holder Securities or any interest therein, following the Meeting.

I agree that the details of this Agreement may be described in any press release, proxy circular or other communication prepared by the Company, Acquireco or the Purchaser in connection with the Arrangement and I further agree to this letter agreement being made publicly available, including by filing on EDGAR in the United Stated on in the United Kingdom, in accordance with applicable securities laws.

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, and each of the parties hereto hereby irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Parties without the prior written consent of the other Parties, provided that the rights, interests or obligations of Acquireco (or any permitted assignee thereof) may be assigned to a wholly-owned Subsidiary of the Purchaser if such assignee delivers an instrument in writing confirming that it is bound by and shall perform all of the obligations of the assigning party under this Agreement as if it were an original signatory.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this letter agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page left intentionally blank. Signature page follows.]

Yours truly,

By:
(Signature)

(Name and Title)

Address:

[●]
(Number of Common Shares)
[●]
(Number of Stock Options)
[●]
(Number of SAYE Options)
[●]
(Number of Conditional Common Share Awards)

Accepted and agreed on this _____ day of August, 2019.

HASBRO, INC.

By:
Name:
Title:

11573390 CANADA INC.

By:
Name:
Title: